UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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       State Bank Financial Corporation
(Name of Registrant as Specified In Its Charter)

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STATE BANK FINANCIAL CORPORATION
3399 Peachtree Road NE
Suite 1900
Atlanta, Georgia 30326
May 1, 2017

Dear Shareholder,

Earlier this month, we mailed our shareholders a set of proxy materials for our 2017 Annual Meeting of Shareholders to be held on Thursday, May 25, 2017 at 1:00 p.m. EDT at our headquarters located at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326. We are sending you a supplement to our proxy statement to share some important new information with you.

On April 26, 2017, the board of directors unanimously elected J. Thomas Wiley, Jr. to serve as the Chief Executive Officer of State Bank Financial Corporation, consistent with the recommendation of our current Chairman and Chief Executive Officer Joseph W. Evans. The election will be effective June 1, 2017 and is part of our orderly succession plan. Mr. Evans will continue in his role as Chairman of State Bank Financial Corporation and State Bank and Trust Company (both in an executive capacity and at the board level) under an amended and restated employment agreement that was approved by the Independent Directors Committee on April 26, 2017. Both Mr. Evans and Mr. Wiley are currently directors of State Bank Financial Corporation and have been nominated for reelection as directors as explained in the proxy statement. The revised structure will not affect their status as nominees in any respect.

The following supplement provides updated information about the changes to our management structure and the changes to Mr. Evans’ employment agreement, and I hope you will find this information helpful as you submit your proxy. This supplement does not change any of the proposals to be acted on at the 2017 Annual Meeting of Shareholders as described in the proxy statement.

Our board thoughtfully engages in managing succession planning for all key roles in our senior management so that changes may occur in a smooth and orderly manner. We have been fortunate to have Mr. Evans serve in the dual roles of Chief Executive Officer and Chairman since our formation in 2010, and we are grateful for his continued commitment to State Bank Financial Corporation. Mr. Evans cultivated a strong management team to provide for orderly succession, and we are confident in Mr. Wiley’s ability to lead us into the future.

We appreciate your investment in our company and are thankful for your continued confidence as a shareholder.

On behalf of the
Board of Directors,

/s/ James R. Balkcom, Jr.

James R. Balkcom, Jr.
Lead Independent Director

STATE BANK FINANCIAL CORPORATION
3399 Peachtree Road NE
Suite 1900
Atlanta, Georgia 30326

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2017

This supplement dated May 1, 2017, which we refer to as the “Supplement,” supplements and amends the Proxy Statement of State Bank Financial Corporation dated April 13, 2017 (the “Proxy Statement”), filed with the Securities and Exchange Commission on that date and mailed to our shareholders in connection with our 2017 Annual Meeting of Shareholders to be held on Thursday, May 25, 2017 at 1:00 p.m. EDT at our headquarters located at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326.

The purpose of this Supplement is to provide updated information relating to the changes in our senior management that were announced on April 27, 2017. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current and supersedes the information in the Proxy Statement. Please read this Supplement along with the Proxy Statement.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:  Our Proxy Statement, this Supplement, the proxy card and our 2016 Annual Report to Shareholders are available free of charge online at http://www.statebt.com/proxyvote.

Unless the context indicates otherwise, all references to the “Company,” “we,” “us” and “our” in this Supplement refer to State Bank Financial Corporation and our wholly-owned subsidiary bank, State Bank and Trust Company (“State Bank”).

Changes in the Company’s Senior Management

On April 27, 2017, we announced that the Company’s board of directors unanimously elected J. Thomas Wiley, Jr. to succeed Mr. Evans as Chief Executive Officer of State Bank Financial Corporation, effective June 1, 2017, consistent with the recommendation of our current Chairman and Chief Executive Officer Joseph W. Evans. Mr. Wiley currently serves as President and Vice Chairman of State Bank Financial Corporation. Mr. Evans will continue as Chairman of the Company and State Bank (in both an executive capacity and at the board level). Both Mr. Evans and Mr. Wiley are currently directors of State Bank Financial Corporation and have been nominated for reelection as directors as explained in the Proxy Statement. The revised structure will not affect their status as nominees in any respect.

Current Board Leadership Structure as Described in the Proxy Statement

As noted in the Proxy Statement, our governance framework provides our board of directors with flexibility to determine the appropriate board leadership structure for the Company. Under our current leadership structure, the roles of the Chairman of the board of directors and Chief Executive Officer are combined. Additionally, the board of directors has appointed a lead independent director, and our Audit Committee, Independent Directors Committee and Risk Committee consist entirely of independent directors.

Mr. Evans, one of our founders, has served in the dual roles of Chief Executive Officer and Chairman since the Company’s formation in 2010. Mr. Evans also served in these dual roles at State Bank before our holding company reorganization in 2010. The board believes that having Mr. Evans serve in these combined roles provided certain synergies and efficiencies that have successfully served our business and our shareholders.

New Board Structure Effective June 1, 2017 Following Our Senior Management Changes

The board of directors has decided to split the roles of Chairman of the board of directors and Chief Executive Officer in connection with the appointment of Mr. Wiley to succeed Mr. Evans as Chief Executive Officer, effective June 1, 2017. Mr. Evans will continue as Chairman of the Company and State Bank, in both an executive capacity and at the board level. In his role as Chairman, Mr. Evans will continue to serve the board of directors, lead the board in strategic planning and oversight of the Company’s business strategy, focus on shareholder relations and be active in corporate development activities. Mr. Wiley will assume accountability for the Company’s operations and executing on the Company’s strategic plans.

As noted above, the board of directors has flexibility to determine the appropriate board leadership structure for the Company and to reevaluate that leadership structure from time to time to ensure that it continues to meet our needs. This structural change protects the interest of the shareholders by providing for a gradual and orderly succession in leadership.

Our Audit Committee, Independent Directors Committee and Risk Committee will continue to consist entirely of independent directors, and Mr. Balkcom will continue to serve as our lead independent director. In this role, Mr. Balkcom calls and presides over executive sessions of the independent directors without management present as he deems necessary.

Amended and Restated Employment Agreement for Mr. Evans

In connection with the management changes, on April 26, 2017, we entered into an amended and restated employment agreement (the “amended agreement”) with Mr. Evans to reflect the revised terms of his employment. This Supplement highlights the changes from his previous employment agreement described in the Proxy Statement. The amended agreement, which will become effective on June 1, 2017, includes the following key provisions for Mr. Evans’ employment as Chairman:

•	His base salary will be reduced from $500,000 to $350,000 (which is subject to annual review by the Independent Directors Committee and may be increased from time to time).

•	He will no longer be eligible to participate in the Company’s annual cash incentive plan.

•
He remains eligible to participate in our equity incentive programs, though as noted in the Proxy Statement, the Independent Directors Committee does not anticipate making additional equity grants to our current named executive officers until at least 2020.

•	He remains entitled to benefits available to senior executives of the Company, including business and professional association reimbursements and paid vacation.

•
The agreement no longer provides for an indefinite term. The amended agreement has a fixed term of three years (unless extended by mutual agreement), provided that if a transaction that would constitute a “change in control” is announced before the end of the term, the term shall automatically be extended until the day following the closing or termination of that change in control transaction. (The definition of “change in control” was not changed in the amended agreement.)

•
The amended agreement reduces potential severance payments by eliminating incentive payouts from the severance multiple and also eliminates the modified “single trigger” change in control provision. Mr. Evans will also remain subject to provisions for non-competition and non-solicitation of customers and employees. Potential payments upon termination of employment, including in connection with a change in control, are described below under “Potential Payments Upon Termination or Change in Control.”

Potential Payments to Mr. Evans upon Termination or Change in Control

Because Mr. Evans’ base salary has been reduced and he will no longer participate in the annual cash incentive plan, his maximum potential severance payment upon a change in control will decrease significantly, assuming he is also terminated without “cause” by the Company or he terminates his employment for “cause.” (In the amended agreement, the definition of “cause” was modified in light of his revised roles as described below.)

The following table summarizes (a) the severance provisions contained in Mr. Evans’ amended agreement compared to his previous agreement, and (b) how we would calculate payments to Mr. Evans following his termination under the following scenarios. For purposes of the table below, we have assumed that Mr. Evans receives the highest payment he could receive under the applicable agreement. Below the table we describe in more detail the severance provisions in his amended agreement. The Proxy Statement contains a more detailed description of the severance provisions under his previous employment agreement.

	Description of Payment in Previous Agreement	Description of Payment in Amended Agreement	Potential Post - Employment Cash Payment Due Under Previous Agreement(1)	Potential Post-Employment Cash Payment Due Under Amended Agreement(2)
Change in Control (plus voluntary termination by Mr. Evans for any reason)	A payment equal to the sum of his annual base salary and his most recent incentive payment (or if greater, the average of his last three incentive payments) multiplied by three.	None.	$2,230,659	—
Change in Control (plus termination by Mr. Evans for “Cause” or by the Company without “Cause”)	A payment equal to the sum of his base salary and his most recent incentive payment (or if greater, the average of his last three incentive payments) multiplied by three.	A payment equal to his annual base salary divided by 12 and multiplied by the number of months from his termination date through the unexpired term of the agreement (or if greater, 24).	$2,230,659	$845,833
Termination by Mr. Evans for “Cause” or by the Company without “Cause”	A payment equal to the sum of his annual base salary and his most recent incentive payment (or if greater, the average of his last three incentive payments).	A payment equal to his annual base salary.	$743,553	$350,000
Permanent Disability	A payment equal to his “average monthly compensation,” multiplied by six.(3)	A payment equal to his annual base salary divided by 12 and multiplied by six.	$371,777	$175,000
Death	None.	None.	—	—

(1)	Assumes a change in control occurred on December 31, 2016.

(2)	Assumes a change in control occurs on December 31, 2017.

(3)	“Average monthly compensation” means the sum of his base salary and his most recent incentive payment (or if greater, the average of his last three incentive payments) divided by 12.

Mr. Evans’ previous employment agreement included modified “single trigger” benefits upon a change in control, meaning that he would have received a change in control payment if he chose to terminate his employment within a specified time period following a change in control. Under the amended agreement, this provision regarding modified “single trigger” change in control benefits has been eliminated, and instead, his amended agreement provides him with “double trigger” change in control benefits. While the modified single trigger was negotiated as part of Mr. Evans’ original agreement as one of our founding executives, the Board and Mr. Evans determined it was no longer appropriate given Mr. Evans’ change in responsibilities. This means that he will receive severance benefits as a result of a change in control only if he is terminated without cause or if he terminates his employment for cause following a change in control. Specifically, upon providing written notice, if, during the one-year period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to three months prior to the consummation of a change in control), we terminate Mr. Evans without cause or Mr. Evans terminates his employment for cause, Mr. Evans will be entitled to receive a severance payment in a lump sum equal to (a) his current annual base salary divided by 12, multiplied by (b) the number of months (including partial months) from the effective date of his termination through the unexpired portion of the term of the amended agreement or, if greater, 24.

In addition, if Mr. Evans’ employment is terminated in the absence of a change in control (a) by State Bank and the Company other than for “cause,” or (b) by Mr. Evans for “cause,” he will be entitled under the amended agreement to receive a severance payment in a lump sum amount equal to his current base salary. Further, as consideration for the amended non-competition and non-solicitation provisions described below, he will also be entitled to an additional payment equal to his current base salary upon the expiration of the term of the amended agreement. The definition of “cause” with respect to termination of Mr. Evans by State Bank and the Company was not modified from his prior employment agreement. The definition of “cause” with respect to termination by Mr. Evans was generally unchanged except that it was modified (a) to remove the reference to his role as Chief Executive Officer, such that the provision now provides that “cause” includes the failure of the board of directors to maintain Mr. Evans’ appointment to the office of Chairman of the Company or State Bank, (b) to remove the provision that defined “cause” to include the Company’s or State Bank’s notice to Mr. Evans not to renew his employment agreement and (c) to add a provision that allows Mr. Evans to terminate the agreement for “cause” if the board fails to maintain his reporting structure to the board. A detailed description of “cause” is provided in the Proxy Statement.

With respect to termination by Mr. Evans for cause, he must give written notice to the Company and State Bank of the existence of the condition, other than (a) failure of the board of directors to maintain his appointment as Chairman of the Company and State Bank or to maintain his reporting structure to the Board, (b) failure of the shareholders of the Company to elect him as a director of the Company or (c) failure of the Company to elect him as a director of State Bank. The Company or State Bank, as applicable, will have 30 days to remedy the condition.

The amended agreement provides for automatic termination of the agreement upon death or permanent disability. Permanent disability is defined as a condition providing for payments under any long-term disability coverage provided by the Company and State Bank or in the absence of such coverage, when he is unable to perform the material aspects of his duties for at least 180 consecutive days. Upon termination for permanent disability, he will be paid an amount equal to his annual base salary divided by 12 for each full month until long term disability benefits become payable, or if longer, six months.

The amended agreement also provides that during the term of his employment and for 24 months following his termination of employment he agrees not to compete with the Company and State Bank within the Atlanta-Sandy Springs-Roswell, Georgia metropolitan statistical area “(MSA”), the Athens-Clarke County, Georgia MSA, the Gainesville, Georgia MSA, the Savannah, Georgia MSA, the Macon, Georgia MSA, the Warner Robins, Georgia MSA, and the Augusta-Richmond County, Georgia MSA. This non-competition provision also applies to Mr. Evans for a period of 12 months following his termination as a result of the expiration of the term of the amended agreement. In addition, during the term of his employment and for 24 months following his termination of employment, including termination as a result of the expiration of the term of the amended agreement, he agrees not to solicit any of the Company’s and State Bank’s customers with whom he had material contact or employees of the Company and State Bank.

The agreement not to compete and not to solicit customers or employees does not apply if:

•	the Company and State Bank terminate his employment without “cause;” or

•	he terminates his employment for “cause.”

Proposals to Be Acted on at the 2017 Annual Meeting of Shareholders Are Not Affected
This Supplement does not change any of the proposals to be acted on at the 2017 Annual Meeting of Shareholders as described in the Proxy Statement.

Board Recommendation on Proposals in the Proxy Statement Are Unchanged
The board of directors continues to recommend that you vote “FOR” the election of the 11 directors listed in the Proxy Statement, “FOR” the advisory vote on the compensation of our named executive officers, “EVERY YEAR” for the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, and “FOR” the ratification of the appointment of our independent registered public accounting firm.

Voting Procedures; Revocation of Proxy

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.

If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing, dating and returning another proxy with a later date; or

•	voting in person at the meeting.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.